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                                                                    Exhibit 12.1

Arch Western Resources
Ratio of Earnings to Combined Fixed Charges and Preference Dividends (Dollars in millions, except ratios)

                                                                                                                  Six Months
                                                                        Year ended December 31,                  Ended June 30,
                                                         --------------------------------------------------------------------------
                                                            1998       1999       2000      2001      2002       2002       2003
                                                         --------------------------------------------------------------------------

Earnings:
    Income (loss) from operations                          (5,032)    27,152     12,451    60,370    49,824     12,971     36,483
    Fixed charges net of capitalized interest              30,943     51,831     49,370    46,908    44,161     21,949     21,291
    Amortization of capitalized interest                        -          -         56        40       133         20         20
                                                         --------------------------------------------------------------------------
      Earnings before taxes and fixed charges              25,911     78,983     61,877   107,318    94,118     34,940     57,794


Combined fixed charges and preference dividends:
    Interest expense                                       29,282     49,950     46,957    44,638    43,605     21,567     20,557
    Capitalized interest                                      (39)    (1,190)         -         -      (711)      (287)         -
    Dividends on preferred membership interest                 57         95         96        95        95         48         48
    Portions of rent which represent an interest factor     1,700      3,071      2,413     2,270     1,267        622        687
                                                         --------------------------------------------------------------------------
      Total combined fixed charges and preference
         dividends                                         31,000     51,926     49,370    47,003    44,256     21,949     21,291

    RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERENCE DIVIDENDS                          (a)            1.52       1.25      2.29      2.13       1.59       2.71


(a) The deficiency of earnings to cover fixed charges and preference dividends was 5,032 for the year ended December 31, 1998.